UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2011 (December 6, 2011)

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street New York, NY 10001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 827-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2011, the board of directors (the “Board”) of Martha Stewart Living Omnimedia, Inc. (the “Company”), increased the number of directors constituting the Board from nine to eleven directors and on December 6, 2011, Michael W. Kramer and Daniel E. Walker were elected to the Board.

As previously announced, on December 6, 2011, J. C. Penney Corporation, Inc., (“J. C. Penney”), a wholly owned subsidiary of J. C. Penney Company, Inc. (“J. C. Penney Company”), purchased 11,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and one share of the Company’s newly-created Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) pursuant to the Securities Purchase Agreement, dated as of December 6, 2011, by and between the Company and J. C. Penney (the “Securities Purchase Agreement”). In accordance with the Securities Purchase Agreement, the Company also adopted a certificate of designations (the “Certificate of Designations”) with respect to the Series A Preferred Stock. The Certificate of Designations provides the holder of the sole share of Series A Preferred Stock with the right to designate for election and elect two directors to the Board so long as certain conditions relating to ownership of the Class A Common Stock are met and maintained by J. C. Penney. Mr. Kramer and Mr. Walker were elected to the Board by J. C. Penney in accordance with the terms of the Certificate of Designations.

A summary of the Securities Purchase Agreement and the transactions contemplated thereby is included in the Current Report on Form 8-K filed by the Company on December 12, 2011 and the foregoing description of the Certificate of Designations is qualified in its entirety by the provisions of the Certificate of Designations filed as Exhibit 3.1 therewith.

Mr. Kramer is currently the Chief Operating Officer for J. C. Penney Company and is responsible for finance, investor relations, corporate strategy and information technology. From 2008 to 2011, Mr. Kramer was President and Chief Executive Officer for Kellwood Company, a designer, manufacturer and marketer of a growing collection of premier fashion brands, where he oversaw a portfolio including Scotch & Soda, Vince, Rebecca Taylor, ADAM, BLK DNM, David Meister and XOXO. Mr. Kramer was Executive Vice President and Chief Financial Officer at Abercrombie & Fitch from 2005 to 2008 and was at Apple, Inc. from 2000 to 2005, where he served as Chief Financial Officer of Apple retail. He previously held key financial leadership roles with The Limited, Pizza Hut and Einstein Noah Bagel Corporation.

Mr. Walker is currently the Chief Talent Officer for J. C. Penney Company and is responsible for all human resources functions. Mr. Walker has more than four decades of human resources experience at major companies. From 2000 to 2004, he served as the Chief Talent Officer for Apple, Inc. and led and built the Global Human Resources team during a period which saw the launch of the iPod, iTunes, a world-class Applications Division and the Apple retail stores. From 1986 to 1992, he was employed by The Gap, Inc., where he served as Vice President of Human Resources. Prior to 1986, Mr. Walker was Director of Human Resources for the Specialty Retail Group at General Mills and worked for Lazarus Department Stores, a premier division of Federated Department Stores. Mr. Walker also founded and led The Human Revolution Studios, a cutting-edge human capital firm, prior to joining J. C. Penney Company, and Daniel Walker and Associates, an executive search and consulting firm, prior to joining Apple.

It has not yet been determined which committees of the Board Mr. Kramer and Mr. Walker will be appointed. Mr. Kramer and Mr. Walker have each waived their respective rights under the Certificate of Designations to receive compensation in connection with their roles as members of the Board. As a result, Mr. Kramer and Mr. Walker will not receive compensation for serving as directors, but will be reimbursed, as is the case with all other directors of the Company, for reasonable expenses incurred in connection with their participation in Board and committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: December 12, 2011	By:	/s/ Daniel Taitz
Chief Administrative Officer and General Counsel

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